UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2016

SWISHER HYGIENE INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35067	27-3819646
(Commission File Number)	(I.R.S. Employer Identification No.)

350 East Las Olas Boulevard Suite 1600 Fort Lauderdale, FL	33301
(Address of Principal Executive Offices)	(Zip Code)

(203) 682-8331
(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.02.  Termination of a Material Definitive Agreement.

On February 19, 2016, the Board of Directors of Swisher Hygiene Inc. (the “Company”) approved the termination of the Company’s Amended and Restated 2010 Incentive Plan (the “Plan”).  All equity awards granted under the Plan were settled or cancelled before the termination of the Plan.

The information set forth below in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this item.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2016, the Company entered into a Separation Agreement and Release with Mr. Pierce pursuant to which Mr. Pierce will continue to serve as President and Chief Executive Officer of the Company under the same terms as his current employment agreement through the date of his resignation, and Mr. Pierce, or his assignees, will receive severance in the aggregate amount of $234,615, which will be paid in six equal installments on a monthly basis. On February 26, 2016, Mr. Pierce tendered his resignation as Chief Executive Officer and President of the Company, effective March 31, 2016.  A copy of the agreement with Mr. Pierce is attached hereto as Exhibit 10.1, and incorporated herein by reference.

On February 19, 2016, Mr. Nanovsky resigned as Senior Vice President, Chief Financial Officer and Secretary of the Company, effective March 31, 2016. As a result, the Executive Services Agreement between the Company and The SCA Group, LLC, effective June 9, 2013, pursuant to which Mr. Nanovsky provides his services to the Company will be terminated effective March 31, 2016.

On February 26, 2016, the Board of Directors appointed Richard Handley as President (principal executive officer) and Secretary of the Company, effective April 1, 2016. The Board of Directors is currently finalizing the terms of a consulting agreement with Mr. Handley. Also, the Company is currently reviewing candidates for the position of Chief Financial Officer.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibit is furnished as part of this report:

Exhibit No.	Description

10.1	Separation Agreement and Release between Swisher Hygiene Inc. and William M. Pierce.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWISHER HYGIENE INC.

Date: February 26, 2016	By:	/s/ William M. Pierce
William M. Pierce
President and Chief Executive